Exhibit 2.1

AGREEMENT AND PLAN OF MERGER BY AND BETWEEN

BANK OF THE OZARKS, INC. AND BANK OF THE OZARKS

THIS AGREEMENT AND PLAN OF MERGER (this “Plan of Merger”) is made and entered into as of the 10th day of April, 2017, by and between Bank of the Ozarks, Inc. (“Company”), an Arkansas business corporation, and Bank of the Ozarks (“Bank”), an Arkansas banking corporation.

PREAMBLE

Each of the Boards of Directors of Company and Bank deems it advisable and in the best interest of each of their respective institutions and their respective shareholders for Company to be merged with and into Bank (the “Merger”) on the terms and conditions provided in this Plan of Merger.  It is intended that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Bank hereby make, adopt and approve this Plan of Merger in order to set forth the terms and conditions of the Merger.

ARTICLE ONE

Terms of Merger

1.1Merger.  Subject to the terms and conditions of this Plan of Merger, at the time the Merger becomes effective under applicable law (the “Effective Time”), Company shall be merged with and into Bank in accordance with the provisions of and with the effect provided in Subchapter 11 of the Arkansas Business Corporation Act (the “Business Corporation Act”), particularly, Arkansas Code Annotated § 4-27-1101 and §§ 4-27-1106 – 4-27-1110, inclusive, and with the particular effect provided in Arkansas Code Annotated § 4-27-1110, and in accordance with the provisions of and with the effect provided in the Arkansas Banking Code of 1997, as amended (the “Banking Code”), particularly Arkansas Code Annotated § 23-48-503, as said section has been amended by Act 548 of the Acts of the 2017 General Assembly of Arkansas. Bank shall be the surviving entity resulting from the Merger (the “Surviving Entity”) and shall continue to be a state banking corporation governed by the laws of the state of Arkansas.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of Company and Bank shall vest in the Surviving Entity and all debts, liabilities and duties of Company and Bank shall become the debts, liabilities and duties of the Surviving Entity. The Merger shall be consummated pursuant to the terms of this Plan of Merger.

1.2Filing.  At a time mutually selected by Company and Bank, the parties will cause the Merger to be consummated by filing properly executed Articles of Merger (the “Articles of Merger”) with the Secretary of State of the state of Arkansas, in accordance with the Business Corporation Act, and the Arkansas Bank Commissioner, in accordance with the Banking Code, together with such other certificates, instruments and documents as are necessary to be filed in connection therewith under applicable law.

1.3Effective Time of the Merger.  The Merger shall become effective, and the Effective Time shall occur, upon the date and time as set forth in the Articles of Merger, or if not provided for therein, upon the acceptance of the Articles of Merger by the Secretary of State of the state of Arkansas and by the Arkansas Bank Commissioner.

1.4Business and Name of Surviving Entity.  The business of the Surviving Entity from and after the Effective Time shall be that of a state banking corporation organized under the laws of the state of Arkansas.  The business of the Surviving Entity shall be conducted from its main office and at its legally established branches, which shall also include all branches, whether in operation or approved but unopened, and whether within or outside the state of Arkansas, at the Effective Time.  The legal name of the Surviving Entity shall be “Bank of the Ozarks.”

1.5Charter.  The Amended and Restated Articles of Incorporation of Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Entity immediately following the Effective Time, until otherwise amended or repealed.

1.6Bylaws.  The Amended and Restated Bylaws of Bank in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Entity immediately following the Effective Time, until otherwise amended or repealed.

1.7	Directors and Officers.

(a)The directors of the Surviving Entity upon the Effective Time shall consist of the incumbent directors of Bank, who shall serve as directors of the Surviving Entity from and after the Effective Time in accordance with the Articles of Incorporation and Bylaws of the Surviving Entity.

(b)The officers of the Surviving Entity upon the Effective Time shall be the incumbent officers of Bank immediately prior to the Effective Time, who shall serve as officers of the Surviving Entity from and after the Effective Time in accordance with the bylaws of the Surviving Entity.

1.8Dissenters’ Rights.  In accordance with § 4-27-1301 et seq. of the Business Corporation Act, and subject to compliance with the provisions thereof, holders of Company Common Stock shall be entitled to dissenters’ rights in connection with the Merger.

1.9Additional Actions.  If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Merger, Company shall be deemed to have granted to the Surviving Entity, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to carry out the purposes of this Plan of Merger, and the officers and directors of the Surviving Entity are authorized in the name of Company to take any and all such action.

ARTICLE TWO

Manner of Converting Shares; Assumption of Equity Plans and Equity Awards

2.1Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Company or Bank, or the holders of any of their securities, each of the following transactions shall be deemed to occur simultaneously:

(a)Each share of Company Common Stock, par value $0.01, issued and outstanding immediately prior to the Effective Time, shall be converted into and thereafter represent, for all purposes, one validly issued, fully paid, and nonassessable share of the Surviving Entity’s Common Stock, par value $0.01, authorized pursuant to the Articles of Incorporation of the Surviving Entity.  From and after the Effective Time, each stock certificate that immediately prior to the Effective Time represented shares of Company Common Stock shall, for all purposes, represent an equal number of shares of Common Stock of the Surviving Entity; provided, however, that from and after the Effective Time, the holders of such stock certificates shall be entitled to surrender such certificates to the Surviving Entity’s transfer agent and to receive in exchange therefor new certificates evidencing such shares of the Surviving Entity’s Common Stock or such shares of the Surviving Entity’s Common Stock in book entry form.

(b)Each share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

2.2Assumption of Equity Plans, Other Plans and Outstanding Equity Awards.

(a)At the Effective Time, by operation of this Plan of Merger, Company shall assign to Bank, and Bank, as the Surviving Entity, shall assume and agree to perform, all obligations of Company pursuant to (i) the Equity Plans, (ii) the Other Plans (including awards thereunder) and (iii) the Equity Awards. Each Equity Award so assumed by Bank under this Plan of Merger will continue to have, and be subject to, the same terms and conditions as set forth in the applicable Equity Plan and any grant agreements thereunder in effect immediately prior to the Effective Time, including, without limitation, the performance goals, if any, as then in effect, vesting schedules (without acceleration thereof by virtue of the Merger or the transactions contemplated hereby) and per share exercise price, as applicable.

(b)At the Effective Time, the Equity Plans, the Other Plans, the Equity Awards and any grant agreements shall each automatically be deemed to be amended as necessary to provide that references to Company in such agreements shall be read to refer to Bank. Company and Bank agree that they will, at or promptly following the Effective Time, execute, acknowledge and deliver any and all instruments, agreements or documents necessary or desirable to effect or memorialize the assignments and assumptions contemplated by this Section 2.2.

(c)For purposes of this Section 2.2, the terms “Equity Plans,” “Other Plans” and “Equity Awards” shall have the meanings provided below:

(i)“Equity Plans” means all equity compensation plans and equity incentive plans of Company and any of its predecessors, which provide for the purchase, grant or issuance of Company Common Stock or awards convertible into or exchangeable for Company Common Stock.

(ii)“Other Plans” means all compensation, retirement, benefit, incentive or other similar plans, including for the avoidance of doubt, any deferred compensation or 401(k) plan, for directors, officers or employees of Company, other than the Equity Plans, and any employment, indemnification or similar agreement.

(iii)“Equity Awards” means all unvested time-based and performance-based restricted stock and restricted stock units, all options, stock appreciation rights, phantom units and any other equity or equity-based awards granted under the Equity Plans.

2.3Reservation of Shares.  At or prior to the Effective Time, Bank will reserve sufficient shares of Bank Common Stock to provide for the issuance of Bank Common Stock under the Equity Plans and each Equity Award.

ARTICLE THREE

Conditions of Merger

3.1Conditions Precedent.  The obligations of the parties to this Plan of Merger to consummate the Merger and the transactions contemplated by this Plan of Merger shall be subject to fulfillment or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

(a)No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

(b)The Board of Directors of Company shall have received evidence in form and substance reasonably satisfactory to it that holders of Company Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the Merger.

(c)This Plan of Merger and the transactions contemplated hereby shall have received the requisite approval of the shareholders of Company.

(d)All regulatory approvals required to consummate the Merger in the manner contemplated herein shall have been obtained, including the approval for listing on The NASDAQ Global Select Market of the Bank Common Stock to be issued in the Merger, and shall remain in full force and all statutory waiting periods in respect thereof shall have expired or been terminated.

(e)The Board of Directors of Company shall not have determined that the Merger is not in the best interests of Company or its shareholders.

(f)All third party consents and approvals required, or deemed by the Board of Directors of Company advisable, to be obtained under any material note, bond, mortgage, deed of trust, security interest, indenture, law, regulation, lease, license, contract, agreement, plan, instrument or obligation to which Company or any subsidiary or affiliate of Company is a party, or by which Company or any subsidiary or affiliate of Company, or any property of Company or any subsidiary or affiliate of Company, may be bound, in connection with the Merger and the transactions contemplated thereby, shall have been obtained by Company or its subsidiary or affiliate, as the case may be.

ARTICLE FOUR

Covenants

4.1Equity Plans and Other Plans. Company and Bank will take or cause to be taken all actions necessary or desirable in order for Bank to assume the Equity Plans and the Other Plans, each grant agreement entered into pursuant thereto, and each Equity Award granted thereunder, all to the extent deemed appropriate by Company and Bank and permitted under applicable law.

4.2Insurance.  Bank shall procure insurance or cause the assignment and assumption of the insurance policies of Company such that, upon consummation of the Merger, the Surviving Entity shall have insurance coverage that is substantially identical to the insurance coverage held by Company immediately prior to the Merger.

4.3Assumption of Agreements. Company and Bank will take or cause to be taken all actions necessary or desirable in order for Bank to assume and perform the obligations of Company under all agreements of Company, all to the extent deemed appropriate by Company and Bank and permitted under applicable law.

4.4Tax Treatment. The parties hereto acknowledge that the Merger is intended to constitute a tax-free reorganization pursuant to Section 368(a) of the Code, and shall file all tax returns consistent with such treatment. Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, for such treatment.

ARTICLE FIVE

Termination and Amendment

5.1Termination.  Notwithstanding the approval of this Plan of Merger by the shareholders of Company and Bank, this Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the Board of Directors of Company and the Board of Directors of Bank.

5.2Effect of Termination.  In the event of the termination and abandonment of this Plan of Merger pursuant to Section 5.1 immediately preceding, this Plan of Merger shall become void and have no effect.

5.3Amendment.  This Plan of Merger may be amended, modified or supplemented by written agreement of each party, authorized by resolutions adopted by the respective Boards of Directors of Company and Bank at any time prior to the Effective Time; provided, however, that no amendment of this Plan of Merger may be made after approval of this Plan of Merger by the shareholders of either Company or Bank, other than amendments which by law do not require further approval by the shareholders of Company or Bank, unless such amendment is approved by such shareholders.

5.4Other Obligations.  Company and Bank agree that all rights to indemnification and exculpation from liability for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing prior to the Effective Time in favor of current or former directors or officers of Company as provided in Company’s Articles of Incorporation, Bylaws, under law or by any existing indemnification agreements or arrangements of Company shall survive the Merger and become the obligations of the Surviving Entity.

ARTICLE SIX

Miscellaneous

6.1Governing Law.  This Plan of Merger shall be governed by and construed in accordance with the internal substantive laws of the state of Arkansas without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the state of Arkansas.

6.2Limitations on Rights of Parties.  Nothing expressed or implied in this Plan of Merger is intended to or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Plan of Merger or any transaction contemplated hereby, other than in strict accordance with the provisions of Section 1.8 of this Plan of Merger.

6.3Counterparts.  This Plan of Merger may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Plan of Merger scanned and delivered by facsimile, electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Plan of Merger.

[Signature Page Follows.]

IN WITNESS WHEREOF, Company and Bank have entered into this Plan of Merger as of the date first set forth above.

BANK OF THE OZARKS, INC. an Arkansas business corporation By: /s/Greg McKinney Name:Greg McKinney Title:Chief Financial Officer and Chief Accounting Officer	BANK OF THE OZARKS an Arkansas state banking corporation By: /s/Greg McKinney Name:Greg McKinney Title:Chief Financial Officer and Chief Accounting Officer